Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 and S-1 of Nutrition & Biosciences, Inc. of our report dated February 14, 2020 relating to the financial statements and financial statement schedule of E. I. du Pont de Nemours and Company (Successor), which appears in DuPont de Nemours, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
October 5, 2020